SIXTH AMENDMENT TO LOAN AGREEMENT

THIS SIXTH AMENDMENT TO LOAN AGREEMENT is made and entered into effective as of this 30th day of May, 2015 by and between U.S. BANK NATIONAL ASSOCIATION, with its address at 425 Walnut Street, Cincinnati, Ohio 45202 (the "Bank"), and BAIRD FUNDS, INC. (the “Corporation”), a Wisconsin corporation, not individually but solely on behalf of its respective Funds as set forth on Exhibit A to the Loan Agreement, separately and not jointly (each such Fund a “Borrower” and collectively the “Borrowers”), and with its address at 777 East Wisconsin Avenue, 18th Floor, Milwaukee, Wisconsin  53202.

W I T N E S S E T H:

WHEREAS, the Bank and the Borrower entered into a loan agreement originally effective as of May 18, 2012, as amended (the "Loan Agreement"); and

WHEREAS, the parties wish to further amend the Loan Agreement in order to extend the maturity date and revise certain definitions (this amendment herein sometimes called the "Sixth Amendment").

NOW, THEREFORE, the parties agree as follows:

1.  Changes in Loan Facility.

(a)           The definition of “Maturity Date” in Section 1 of the Loan Agreement shall be amended and restated to read as follows in the Loan Agreement and all of the Loan Documents:

“Maturity Date” shall mean, with respect to each Loan if the Bank (at its sole discretion) approves such a Loan to a Borrowing Fund hereunder, the earlier of (a) the date that is forty-five (45) Business Days after the making of such Loan, or (b) in any case not later than May 29, 2016 (or the date of any extension of this Agreement or such Maturity Date in a writing signed by the Bank).

(b)         The definition of “Fund” in Section 1 of the Loan Agreement shall be amended and restated to read as follows:

“Fund” shall mean a specific Series under one of the Trusts which may undertake Loans hereunder, and “Funds” shall mean the complete list of same specified in Exhibit A attached hereto and made a part hereof, regardless of name changes to, and including all subaccounts and all assets of replacements or substitutions for which the Bank is Custodian, now existing or added in the future.

(c)         Any place in the Loan Agreement or other Loan Document s that an initial or follow-up notice or writing is specified, including but not limited to a Loan Request, the Parties agree that same shall include an e-mail from an Authorized Officer.

 (d)           In connection with the above, the Corporation shall execute an Amended and Restated Promissory Note on behalf of the respective Borrowing Funds, which shall hereafter be Exhibit C under the Loan Agreement, in the form attached hereto.  The Corporation and the Bank acknowledge and agree that the obligations of the Borrowing Funds to the Bank under the prior Note shall not be deemed canceled or satisfied, but shall now be deemed evidenced by the attached Amended and Restated Note, and such Note and the Loans evidenced thereby shall continue to be subject to the various provisions of the Loan Agreement.  Agreement to extend the Maturity Date hereunder does not commit the Bank to make similar extensions in the future without similar specific written acceptance thereof by the Bank.

2.  Effectiveness.  This Sixth Amendment shall be effective upon delivery to the Bank of an original Sixth Amendment and the Amended and Restated Promissory Note, both duly executed by the Corporation on behalf of the respective Borrowing Funds.

3.  Representations, Warranties and Covenants.  The Corporation on behalf of itself and the Borrowing Funds further represents and warrants that:

(A)           This Sixth Amendment has been duly executed and delivered by the Corporation on behalf of the Borrowing Funds, is authorized by all requisite action of the Corporation and such Funds and is the legal, valid, binding and enforceable obligation of the Corporation and such Funds; and

(B)           The execution and delivery of this Sixth Amendment by the Corporation on behalf of the Borrowing Funds will not constitute a violation of any applicable law or a breach of any provision contained in the Articles, Bylaws or other governing documents of the Corporation or such Funds, or contained in any order of any court or any other governmental agency or in any agreement, instrument or document to which the Corporation or the Borrowing Funds are a party or by which the Corporation, the Borrowing Funds or any of their assets or properties are bound; and

(C)           Except as previously or agreed to be waived by the Bank in writing, or as noted in Schedule “B” attached hereto, there is outstanding no Event of Default or event which with the giving of notice and/or the passage of time, would constitute an Event of Default under the Loan Agreement, as of the effective date of and after giving effect to this Sixth Amendment; and

(D)           Except as modified hereby or as noted in said Schedule “B”, all representations, warranties and covenant or as to the Corporation or the Borrowing Funds set forth in the Loan Agreement or any of the other Loan Documents, as applicable, shall be deemed restated in all material respects as of the date hereof.

4.           Miscellaneous.

(A)           As amended hereby, the Loan Agreement shall remain in full force and effect, and all references in the Loan Agreement (or other Loan Documents issued pursuant to the Loan Agreement) shall mean such Loan Agreement as amended hereby.

(B)           Capitalized terms used but not defined herein shall have the same meanings herein as in the Loan Agreement.

(C)           The Corporation or the Borrowing Funds shall reimburse the Bank for all reasonable out-of-pocket costs and expenses, including, without limitation, reasonable attorneys' fees, incurred by it or for which it becomes obligated in connection with or arising out of this Sixth Amendment.

(D)           Except as amended hereby, the Loan Agreement and all other Loan Documents shall be deemed confirmed and on-going in accord with their terms.

(E)           This Sixth Amendment may be executed in counterparts, all of which constitute one instrument hereunder.

IN WITNESS WHEREOF, the parties have executed this Amendment by their respective duly authorized officers effective as of the date noted above.

U.S. BANK NATIONAL ASSOCIATION

By: /s/ Shelly Allen
Shelly Allen
Vice President

BAIRD FUNDS, INC. Not individually but solely on behalf of its Funds listed On Exhibit A to this Agreement, separately and not jointly

By: /s/ Mary Ellen Stanek
Mary Ellen Stanek
President

U.S. BANK NATIONAL ASSOCIATION (As Custodian)

By: Mark J. Dowling
Mark J. Dowling
Vice President

EXHIBIT A
to Loan Agreement

Fund Name	Pledge Account Number
Baird Short-Term Bond Fund	19-0549
Baird Intermediate Bond Fund	19-0546
Baird Aggregate Bond Fund	19-0548
Baird Intermediate Municipal Bond Fund	19-0551
Baird Core Plus Bond Fund	19-0547
Baird MidCap Fund	19-0552
Baird LargeCap Fund	19-0545
Baird SmallCap Value Fund	19-0591
Baird Ultra Short Bond Fund	19-0592